UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

DATE OF REPORT (Date of earliest event reported): JUNE 29, 2005

000-15701

(Commission file number)

NATURAL ALTERNATIVES INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-1007839
(State of incorporation)	(IRS Employer Identification No.)

1185 Linda Vista Drive San Marcos, California 92078	(760) 744-7340
(Address of principal executive offices)	(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On June 29, 2005, the employment agreement dated as of March 29, 2004, by and between Natural Alternatives International, Inc. (“NAI”) and Robert A. Kay, NAI’s former Vice President of Science & Technology, was terminated. A copy of the employment agreement was previously filed as Exhibit 10.10 of NAI’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004.

Under the terms of the employment agreement, upon execution of a separation agreement and general release of claims, Dr. Kay is entitled to receive a severance benefit, including health coverage, in an amount equal to three months’ compensation, which amount is approximately $50,189 plus an additional $3,112 for health coverage. If Dr. Kay elects not to execute a general release of claims, the employment agreement provides that his severance benefit would be reduced to one month’s compensation. In addition, Dr. Kay has vested options to purchase 60,000 shares of NAI’s common stock that will expire on the date three months from June 29, 2005 if Dr. Kay elects not to exercise such options within such time period. Dr. Kay will remain subject to the provisions in his employment agreement regarding confidentiality and proprietary information. In the event of any dispute regarding Dr. Kay’s employment or the termination of the employment agreement, Dr. Kay and NAI would be subject to the terms of a mediation and arbitration agreement entered into between the parties on March 29, 2004. As a result of any such dispute, the actual amount of the severance benefit paid to Dr. Kay may be greater than the amount provided for under the terms of the employment agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Natural Alternatives International, Inc.

Date: July 6, 2005	By:	/s/ John Reaves
John Reaves
Chief Financial Officer